Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information and to the use of our reports: (1) dated April 27, 2010 with respect to the financial statements of Principal Life Insurance Company Separate Account B, (2) dated March 15, 2010 with respect to the consolidated financial statements of Principal Life Insurance Company, and (3) dated March 15, 2010, with respect to the financial statement schedules of Principal Life Insurance Company, in Post-Effective Amendment No. 26 to the Registration Statement (Form N-4, No. 33-44565) of Principal Life Insurance Company Separate Account B and the related prospectus of the Personal Variable Annuity Contract.

/s/Ernst & Young LLP

Des Moines, Iowa April 27, 2010

1004-1147964-a-C